UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Definitive Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☐ Definitive Information Statement

IMPRIMIS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

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IMPRIMIS PHARMACEUTICALS, INC.
437 S. Hwy 101, Suite 209
Solana Beach, CA 92075

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

May 11, 2012

To Our Stockholders:

The purpose of this letter is to inform you that stockholders of Imprimis Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as the “Company”, “we”, “us” or “our”), holding voting rights equivalent to 53% of the outstanding shares of our common stock on an as-converted basis and 100% of the outstanding shares of our Series A Preferred Stock, executed written consents in lieu of a special meeting approving the following item:

Authorizing the Board, at their discretion, to effect a Reverse Split of the Company’s common stock at an exchange ratio of (i) one-for-three, (ii) one-for-four, (iii) one-for-five, or (iv) one-for-six (the “Reverse Split”), with our Board of Directors retaining the discretion of whether to implement the Reverse Split and which exchange ratio to implement.

Our Board of Directors approved the proposed Reverse Split on April 25, 2012, but our Board has not yet determined whether to implement it or which exchange ratio to implement.

The accompanying Information Statement, which describes the above corporate action in more detail, is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  Under the Delaware General Corporation Law and our Amended and Restated Certificate of Incorporation and Bylaws, stockholder action may be taken by written consent without a meeting of stockholders.  The above-described action by our Board of Directors and the written consent of our stockholders is sufficient under the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Bylaws to approve the corporate action described above. Accordingly, this corporate action will not be submitted to the other stockholders of the Company for a vote.  Pursuant to Rule 14c-2 under the Exchange Act, the corporate action will not be implemented until at least twenty (20) calendar days after the mailing of this Information Statement to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.  THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

This letter is the notice required by Section 228(e) of the Delaware General Corporation Law.  We will first mail this Information Statement to stockholders on or about May 11, 2012.

May 11, 2012	By Order of the Board of Directors
of Imprimis Pharmaceuticals, Inc.

	By:	/s/ Mark L. Baum
Mark L. Baum
Chief Executive Officer, Secretary and
Member of the Board of Directors

IMPRIMIS PHARMACEUTICALS, INC.
437 S. Hwy 101, Suite 209
Solana Beach, CA 92075
_________________________________

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
AND RULE 14c-2 THEREUNDER
_____________________________________

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT.

_______________________________________________________________

We are sending you this Information Statement solely for the purpose of informing our stockholders of record as of May 9, 2012 in the manner required under Regulation 14(c) of the Securities Exchange Act of 1934, as amended, of the actions taken by our stockholders by written consent in lieu of a special meeting.  No action is requested or required on your part.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

General

This Information Statement has been filed with the U.S. Securities and Exchange Commission (the “Commission”) and is being furnished to the holders of the outstanding and voting shares of stock of Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”). The purpose of this Information Statement is to provide notice that a majority of our stockholders have executed written consents in lieu of a special meeting approving the following item (the “Corporate Action”):

Authorizing the Board, at its discretion, to effect a Reverse Split of the Company’s common stock at an exchange ratio of (i) one-for-three, (ii) one-for-four, (iii) one-for-five, or (iv) one-for-six (the “Reverse Split”), with our Board of Directors retaining the discretion as to  whether to implement the Reverse Split and which exchange ratio to implement.

The Company’s Board approved the Corporate Action effective April 25, 2012 and fixed May 9, 2012 as the record date for determining the stockholders entitled to give written consent to the Corporate Action.  This Information Statement will be mailed on or about May 11, 2012 to those persons who were stockholders of the Company as of the close of business on the record date.  The Board of Directors may choose to implement the Reverse Split at any time within 12 months of the date of the approval by the Company’s Board of such Reverse Split. The Company will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.

As stockholders holding a majority of the outstanding shares of the Company’s common stock have already approved of the Corporate Action by written consent, the Company is not seeking approval for the Corporate Action from any of the Company’s remaining stockholders, and the Company’s remaining stockholders will not be given an opportunity to vote on the Corporate Action. All necessary corporate approvals have been obtained, and this Information Statement is being furnished solely for the purpose of providing advance notice to the Company’s stockholders of the Corporate Action as required by the Exchange Act.

Vote Required; Written Consent Obtained

As of the date of the stockholder action and the Record Date, there were 22,197,713 shares of common stock issued and outstanding and 10 shares of Series A Preferred Stock issued and outstanding.  All of the shares of Series A Preferred Stock and 8,240,045 shares of our common stock are held by DermaStar International, LLC (“DermaStar”).

Pursuant to the Series A Convertible Preferred Stock Certificate of Designation, the 10 outstanding shares of Series A Preferred Stock are convertible into, and have voting power equivalent to, 7,498,500 shares of our common stock, or approximately 25% of the outstanding capital stock of the Company on an as-converted basis. As a result, because the Series A Preferred Stock votes on an as-converted basis together with the common stock, DermaStar has control over approximately 53% of the voting securities of the Company.

Under Delaware General Corporation Law and the provisions of our Amended and Restated Certificate of Incorporation and Bylaws, approval of the Corporate Action requires the affirmative vote or written consent of (i) holders of at least a majority of the voting interests in the Company voting together as a single class and (ii) holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class.  Written consent approving the Corporate Action was executed by the holder of 100% of the outstanding shares of Series A Preferred Stock and the holder of an additional 8,240,045 shares of our common stock, which collectively represented as of the Record Date voting interests equivalent to 53% of our outstanding common stock.  Consequently, the corporate action described in this Information Statement was approved without the vote or written consent of any other stockholders of the Company.

No Dissenters’ Rights

The Delaware General Corporation Law does not provide for dissenter’s rights in connection with any of the Corporate Action described in this Information Statement.

CORPORATE ACTION:  REVERSE SPLIT OF COMMON STOCK

Overview

The Board has recommended that the stockholders grant authority to the Board to affect a reverse split of the Company’s common stock (the “Reverse Split”) at a ratio of (i) one-for-three, (ii) one-for-four, (iii) one-for-five, or (iv) one-for-six, subject to a “Reverse Threshold” such that the Reverse Split shall not result in any stockholder holding at least 100 shares prior to a Reverse Split owning less than 100 shares after the Reverse Split.  Our Board of Directors retains the discretion of whether to implement the Reverse Split and which exchange ratio to implement, with the exact exchange ratio to be determined by the Board of Directors within 12 months of the date of the approval of the Reverse Split by the Company’s stockholders, or May 11, 2013.

The Reverse Split will have no effect on shares of the Company’s Preferred Stock currently authorized, issued and outstanding. In the event the Board affects a Reverse Split, the total number of authorized shares and the par value of the shares of common stock will remain unchanged. The Reverse Split will be effectuated pursuant to an amendment to the Certificate.

Following the effectiveness, if any, of a Reverse Split, current stockholders shall be issued fewer shares of common stock, with such number of shares dependent on the ratio ratified by the Board. For example, if the Board approves of a 1-for-5 Reverse Split, a stockholder owning 1,000 shares of common stock prior to such Reverse Split would hold 200 shares of common stock following such Reverse Split. THE HIGHER THE REVERSE RATIO (1-FOR-6 BEING HIGHER THAN 1-FOR-3 FOR EXAMPLE), THE GREATER THE REDUCTION OF RELATED SHARES EACH EXISTING STOCKHOLDER, POST REVERSE SPLIT, WILL EXPERIENCE.

In deciding whether to implement the Reverse Split and the Reverse Ratio to be used, the Board will consider, among other things: (i) the potential impact and anticipated benefits of the Reverse Split and the relevant Reverse Ratio; (ii) the market price of the Company’s common stock; (iii) the number of shares that will be outstanding after the split; (iv) the stockholders’ equity at such time; (v) the shares of common stock available for issuance in the future; (vi) the liquidity of the common stock in the market; and (vii) the nature of the Company’s operations. The Board shall maintain the right to elect not to proceed with the Reverse Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.

Purposes of the Reverse Split

The Board believes that the number of shares of the Company’s outstanding common stock may need to be reduced with the goal of: (i) better matching the number of shares outstanding with the size of the Company in terms of market capitalization, stockholders’ equity, operations and potential earnings; (ii) better enabling the Company to raise funds to finance our possible sales and marketing activities; (iii) facilitating higher levels of institutional stock ownership where investment policies generally prohibit investments in lower-priced securities; and (iv) encouraging investor interest and improving the marketability of our common stock to a broader range of investors as a result of the potential increase in stock price resulting from the reverse split.

Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the possible higher market price resulting from the Reverse Split could, to some extent, reduce the negative effects on the marketability and liquidity of the common stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, a higher share price may give the Company the added flexibility to list its shares on a stock exchange or quotation service, such as the Nasdaq Capital Market or the NYSE-AMEX.

The purpose of seeking stockholder approval of a range of exchange ratios (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the Reverse Split. Following the Effective Date of this corporate action, the Board will affect a Reverse Split only upon the Board’s determination that a Reverse Split would be in the best interests of the Company at that time. If the Board were to affect a Reverse Split, the Board would set the timing for such a split and select the specific ratio as set forth herein. No further action on the part of stockholders will be required to either implement or abandon the Reverse Split. If the Board determines to implement the Reverse Split, we would communicate to the public, prior to the effective date of the Reverse Split, additional details regarding the Reverse Split, including the specific ratio the board selects.

After the effective date of the Reverse Split, each stockholder will own fewer shares of our common stock. The Reverse Split would not change the number of authorized shares of common stock designated by the Certificate, the par value of our common stock, or the number of shares of Preferred Stock authorized, issued and outstanding. Thus, following a Reverse Split, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance under our Certificate would effectively increase. These additional shares of common stock would be available for issuance from time to time for corporate purposes such as, but not limited to, raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for common stock. We believe that the availability of the additional shares may provide us with the flexibility to meet our business needs as they arise. If we issue additional shares for any purposes, the ownership interest of our current stockholders would be diluted in the same manner as would result from any other share issuance. As of the date of this filing, the Company does not have any definitive plans, proposals or arrangements to issue any of the newly available authorized shares for any purpose.

The Reverse Split may not have any of the desired consequences described above.  Specifically, we cannot assure you that after the Reverse Split the market price of our common stock will increase proportionately to reflect the ratio for the Reverse Split, that the market price of our common stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Split or that we will be able to achieve the other business goals we have identified above.

The effect of a Reverse Split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar Reverse Splits for companies in like circumstances is varied.  It is possible that the per share price of our common stock after the Reverse Split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the Reverse Split.  The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance.

The liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the Reverse Split. Although our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of common stock that would become available for issuance following the Reverse Split could also be used by the Company’s management to delay or prevent a change in control. The Board is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted in response to any such proposals.

Effect of the Reverse Split

After the Effective Date of the proposed Reverse Split and subject to the Reverse Threshold, each common stockholder will own a reduced number of shares of our common stock.  A standard reverse split may have resulted in some stockholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in round lots of even multiples of 100 shares. In order to assist stockholders in controlling such costs, the Reverse Split shall be subject to the Reverse Threshold such that no stockholder shall be reversed below 100 shares. For example, a stockholder holding 200 shares of Common Stock prior to a 1 for 6 reverse split would normally be issued 33 shares of Common Stock following the Reverse Split, but, due to the Reverse Threshold, such stockholder would own 100 shares of Common Stock following the Reverse Split. All stockholders holding less than 100 shares pre-Reverse Split will be affected by the Reverse Split.  Other than with respect to the Reverse Threshold and to the extent that the Reverse Split results in any of our common stockholders owning a fractional share as described below, the proposed Reverse Split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in us.  The number of stockholders of record will not be affected by the proposed Reverse Split.

The table below shows the approximate number of common shares that would be issued and outstanding upon the implementation of the Reverse Split at each ratio from one-for-three to one-for-six based on our estimated capitalization as of the Record Date.   The calculation below does not take into account fractional shares that will be paid in cash or the effect of the Reverse Threshold.

Shares Issued and Outstanding
As of the Record Date	22,197,713
If 1-for-3 Reverse Split Enacted	7,399,238
If 1-for-4 Stock Split Enacted	5,549,428
If 1-for-5 Stock Split Enacted	4,439,543
If 1-for-6 Stock Split Enacted	3,699,619

Although the proposed Reverse Split will not affect the rights of common stockholders or any common stockholder’s proportionate equity interest in the Company, subject to the treatment of fractional shares and the Reverse Threshold, the number of authorized shares of common stock and preferred stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Certificate or Bylaws.

The Company has reserved for issuance upon exercise of outstanding stock options and warrants and shares that may be reserved in the future upon future grants of stock options in accordance with our stock option plans.  Thus, our Board of Directors may, from time to time, deem it to be in the best interests of the Company and our stockholders to enter into transactions and other ventures that may include the issuance of shares of our common stock. In that event, our Board of Directors would seek approval of the stockholders if required at that time. The Reverse Split is not part of any plan or proposal to “take the Company private”.

The proposed Reverse Split will reduce the number of shares of common stock available for issuance upon exercise of our outstanding stock options in proportion to the exchange ratio of the Reverse Split and will affect a proportionate increase in the exercise price of such outstanding stock options.  In connection with the proposed Reverse Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.  The proposed Reverse Split would have a similar effect upon our outstanding warrants.

Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  The proposed Reverse Split will not affect the registration of the common stock under the Exchange Act.  If the proposed Reverse Split is implemented, our common stock will continue to be reported on the Pink Sheets under the symbol “IMMY”, unless we choose to list our common stock on another market or exchange.

The proposed Reverse Split will not affect the par value of our common stock.  As a result, on the Effective Date of the Reverse Split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the exchange ratio selected by the Board in the manner described above, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced.  The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

The proposed Reverse Split will not affect the rights, preferences and privileges of the Series A Preferred Stock, and will not reduce the number of Series A Preferred Stock outstanding.  There are currently outstanding 10 shares of Series A Preferred Stock, all of which are issued to DermaStar International, LLC. If implemented, following the Reverse Split, the outstanding shares of Series A Preferred Stock will continue to have the same voting rights as currently set forth under the provisions of our Certificate, which are summarized above under “—Vote Required.” The conversion price and conversion ratio of the Series A Preferred Stock will be adjusted proportionately to reflect the Reverse Split.

Payment for Fractional Shares

We would not issue any fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split would be rounded up to the nearest whole share.

Exchange of Stock Certificates

The conversion of the shares of our common stock under the Reverse Split will occur automatically on the Effective Date. This will occur regardless of when stockholders physically surrender their stock certificates for new stock certificates.

We estimate that our aggregate expenses relating to the Reverse Split will be approximately $1,000.

Accounting Consequences

The par value of our common stock would remain unchanged at $0.001 per share after the Reverse Split.  However, the common stock as designated on our balance sheet would be adjusted downward in respect of the shares of the New Common Stock to be issued in the Reverse Split such that the common stock would become an amount equal to the aggregate par value of the shares of New Common Stock being issued in the Reverse Split, and that the Additional Paid-In Capital as designated on our balance sheet would be increased by an amount equal to the amount by which the common stock was decreased. Additionally, net income (loss) per share would increase proportionately as a result of the Reverse Split since there will be a lower number of shares outstanding. We do not anticipate that any other material accounting consequences would arise as a result of the Reverse Split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendments to our charter to affect the Reverse Split, if implemented, and we will not independently provide our stockholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Split

The following is a summary of certain U.S. federal income tax considerations of the proposed Reverse Split.  It addresses only U.S. Stockholders (as defined herein) who hold the pre-Reverse Split shares and post-Reverse Split shares as capital assets.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).  It does not address tax considerations under state, local, foreign and other laws.

As used herein, the term “U.S. Stockholder” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under (or treated for U.S. federal income tax purposes as created or organized in or under) the laws of the United States or any state thereof or the District of Columbia), (iii) an estate subject to U.S. federal income taxation without regard to the source of its income, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries have the authority to control all of the trust’s substantial decisions, or (b)  the trust has in effect a valid election to be treated as a United States person within the meaning of the U.S. Treasury Regulations.  The discussion does not address the U.S. federal income tax considerations that affect the treatment of an entity that is a partnership for U.S. federal income tax purposes and that holds the pre-Reverse Split shares and post-Reverse Split shares, or the partners of such partnership.  Such partnerships and their partners should consult their own tax advisors.  The discussion does not purport to be complete and does not address stockholders subject to special rules, such as stockholders that are not U.S. Stockholders, or that are financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, stockholders who hold the pre-Reverse Split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, stockholders who hold the pre-Reverse Split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation.  Furthermore, we have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the Reverse Split.

ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The Reverse Split is intended to constitute a reorganization within the meaning of Section 368 of the Code.  Assuming the Reverse Split qualifies as a reorganization, a U.S. Stockholder generally will not recognize gain or loss on the Reverse Split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-Reverse Split shares.  The aggregate tax basis of the post-Reverse Split shares received will be equal to the aggregate tax basis of the pre-Reverse Split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-Reverse Split shares received will include the holding period of the pre-Reverse Split shares exchanged.

A holder of the pre-Reverse Split shares who receives cash in lieu of a fractional share interest in the post-Reverse Split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-Reverse Split shares allocated to the fractional share interest and the cash received.  Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Split shares were held for one year or less and long term if held more than one year.  It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the Reverse Split is not being undertaken to increase any stockholder’s proportionate ownership of the Company.

No gain or loss will be recognized by us as a result of the Reverse Split.

Vote Required

Our Board has adopted, ratified and approved of the Reverse Split and subsequently submitted the proposed Reverse Split to our stockholders for their approval.  Under Delaware General Corporation Law and the provisions of our Amended and Restated Certificate of Incorporation and Bylaws, approval of the Corporate Action requires the affirmative vote or written consent of (i) holders of at least a majority of the voting interests in the Company voting together as a single class and (ii) holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class.  Written consent approving the Corporate Action was executed by the holder of all of the outstanding shares of Series A Preferred Stock, which represented as of the Record Date voting interests equivalent to 25% of our outstanding common stock, and the holder of 8,240,045 shares of our common stock, which represented as of the Record Date voting interests equivalent to 28% of our outstanding common stock, for a total of 53% of the total voting interests.  Consequently, the Reverse Split Certificate Amendment was approved without the vote or written consent of any other stockholders of the Company, thus granting authority to the Board to amend the Company’s Certificate and effectuate the Reverse Split in its discretion.

EXPECTED DATE FOR EFFECTING THE CORPORATE ACTIONS

Under Section 14(c) of the Exchange Act and Rule 14c-2 promulgated thereunder, the Corporate Actions cannot be affected until 20 days after the date this Information Statement is sent to the Company’s stockholders. This Information Statement will be sent on or about May 11, 2012 to the stockholders of the Company as of the Record Date.

Pursuant to the consent resolutions adopted by a majority of the stockholders, notwithstanding the fact that the Corporate Action has been approved by the Company’s majority stockholders, the Company’s Board may, by resolution, abandon the Corporate Action at any time prior to the effective date of the Corporate Action without any further action by the Company’s stockholders.

POTENTIAL ANTI-TAKEOVER EFFECTS OF CORPORATE ACTIONS

The Corporate Action discussed herein may have an over-all effect of making it more difficult to complete a possible acquisition proposal, merger or assumption of control by a principal stockholder and in turn, may make it more difficult to remove the then incumbent management. While it is possible that management could use this provision to resist or frustrate a third-party transaction as described above, we have no current plans relating to any proposed takeover, have no knowledge of any proposed takeover attempts, nor did we intend to construct or enable any anti-takeover defense or mechanism on our behalf. We have no intent or plan to employ these provisions as anti-takeover devices or for the goal of entrenching the incumbent management and we do not have any plans or proposals to adopt any other provisions or enter into other arrangements that may have material anti-takeover consequences.

In the event the Board affects a Reverse Split as described below, the Company will in effect increase the number of shares that we are authorize to issue in relation to the number of shares of our common stock then outstanding. While it is possible that management could use the additional shares to prevent or deter a third party from acquiring control of our Company or changing our Board and management, as well as inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts, our Company presently has no intent or plan to employ any additional authorized shares for such purposes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock.  We have determined the beneficial ownership shown on this table in accordance with the rules of the Securities and Exchange Commission. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of April 26, 2012.  Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and the address is c/o Imprimis Pharmaceuticals Inc. 437 S. Hwy 101, Suite 209, Solana Beach, CA 92075.

	Common Stock Owned		Series A Preferred Stock Owned		Common Stock on an As Converted Basis
Beneficial Owner	Number of Shares	Percentage of Class (1)	Number of Shares	Percentage of Class (1)	Number of Shares	Percentage of Class (1)
5% + Stockholders
DermaStar International, LLC (2)	8,240,045	37.13%	10	100%	15,979,853	53.39%
Alexej Ladonnikov (10)	1,984,156	8.94%	-	-	1,984,156	8.94%
Directors and Officers
Jeffery J. Abrams, M.D. (3)	195,313	*	-	-	256,188	1.15%
Mark L. Baum, Esq. (2)(4)	8,240,045	37.13%	10		16,334,020	53.94%
Andrew R. Boll (5)	-	-	-	-	10,417	*
John Bonfigilio	2,344	*	-	-	7,493	*
Balbir Brar, D.V.M., Ph.D. (6)	66,022	*	-	-	222,272	*
Paul Finnegan, M.D. (7)	-	-	-	-	-	-
Robert J. Kammer, D.D.S. (2)(8)	8,263,251	37.24%	10	100%	16,119,031	53.65%
John Lomoro	-	-	-	-	7,204	*
Terry Nida	-	-	-	-	18,195	*
Joachim Schupp, M.D. (9)	-	-	-	-	41,692	*
All executives and directors as a group (7 persons)	8,524,586	38.42%	10	100.00%	17,003,767	55.44%

*	Represents less than 1%.

(1)	Applicable percentage ownership is based on 22,197,713 shares of our common stock and 10 shares of our Series A Preferred Stock outstanding as of April 26, 2012. Shares of common stock subject to options or warrants and convertible notes subject to conversion into shares of our common stock currently exercisable or convertible, or exercisable or convertible within 60 days after April 26, 2012 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)
Directors Mark L. Baum and Dr. Robert J. Kammer are the Managing Members of DermaStar and both Dr. Kammer and Mr. Baum hold ownership interests in DermaStar, and may be deemed to have voting and dispositive power over the shares held by DermaStar. Mr. Baum and Dr. Kammer disclaim beneficial ownership over such shares except to the extent of their pecuniary interest therein.  Includes 241,308 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of April 26, 2012. The address for DermaStar International, LLC is 1302 Waugh Dr., Suite 618, Houston, TX 77019.

(3)
Jeffrey J. Abrams, M.D., a director, is a trustee of the Abrams Family Trust, which owns 195,313 shares of our common stock. Dr. Abrams has sole voting and investment control with respect to the shares of common stock owned by the Abrams Family Trust.  Includes 60,875 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.

(4)	Includes 354,167 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.
(5)	Includes 10,417 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.
(6)	Includes 156,250 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.
(7)	Includes no shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.
(8)	Includes 115,972 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.
(9)	Includes 41,692 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of April 26, 2012.
(10)	The address for Mr. Ladonnikov is: 13388 Surrey Lane, Saratoga, CA 95070

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Pursuant to the Series A Convertible Preferred Stock Certificate of Designation, the ten outstanding shares of Series A Preferred Stock held by DermaStar are convertible into, and have voting power equivalent to, 7,498,500 shares of our common stock.  DermaStar is able to convert all ten shares of Series A Preferred Stock into 7,498,500 shares of common stock, representing approximately 25% of the capital stock of the Company on an as-converted basis.  The Company’s Chief Executive Officer and director Mark L. Baum, Esq. and director Dr. Robert J. Kammer are the Managing Members of DermaStar, and both Dr. Kammer and Mr. Baum hold ownership interests in DermaStar.  On April 20, 2012, DermaStar, as the lender, agreed to convert the entire aggregate principal balance and all accrued but unpaid interest under a $750,000 Line of Credit into 965,233 shares of common stock and warrants to purchase 241,308 shares of common stock.
Other than as described above, no director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed Corporate Action which is not shared by all other stockholders.

PROPOSAL BY SECURITY HOLDERS

No security holder has requested the Company to include any proposal in this Information Statement.

EXPENSE OF INFORMATION STATEMENT

The expenses of mailing this Information Statement will be borne by us, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may after supplement it.  It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward the Information Statement to the beneficial owners of our common stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith.  Additional copies of this Information Statement may be obtained at no charge by writing to us at:  Imprimis Pharmaceuticals, Inc., 437 S. Hwy 101, Suite 209, Solana Beach, CA 92075.

MISCELLANEOUS

One Information Statement will be delivered to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing such address.  Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the stockholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement or other communications to the stockholder in the future.   In the event a stockholder desires to provide us with such notice, it may be given verbally by telephoning our offices at 858-433-2800 or by mail to our address Imprimis Pharmaceuticals, Inc., 437 S. Hwy 101, Suite 209, Solana Beach, CA 92075, Attn: Corporate Secretary.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can read and copy any materials that the Company files with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.   You can obtain information about the operation of the SEC’s Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission also maintains a Web site that contains information we file electronically with the Commission, which you can access over the Internet at www.sec.gov.

May 11, 2012	By Order of the Board of Directors

	By:	/s/ Mark L. Baum
Mark L. Baum
Executive Director and C.E.O.